Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of the date of our annual report on Form 10-K of which this Exhibit is a part, we have the following classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, par value $0.25 per share, (2) our 1.875% Notes due 2026, (3) our 0.750% Notes due 2026, (4) our 1.125% Notes due 2027, (5) our 0.125% Notes due 2029, (6) our 0.125% Notes due 2029, (7) our 0.400% Notes due 2030, (8) our 1.250% Notes due 2031, (9) our 3.125% Notes due 2032, (10) our 0.500% Notes due 2033, (11) our 0.375% Notes due 2033, (12) our 1.625% Notes due 2035, (13) our 0.950% Notes due 2036, (14) our 1.100% Notes due 2036, (15) our 3.375% Notes due 2037, (16) our 0.800% Notes due 2040, (17) our 1.000% Notes due 2041, (18) our 3.500% Notes due 2044 and (19) our 3.750% Notes due 2053.
Except as otherwise indicated or the context otherwise requires, the terms “Company,” “we,” “us” and “our” mean The Coca-Cola Company and all entities included in its consolidated financial statements.
Description of Common Stock
Set forth below is a summary description of the material terms of our common stock, which does not purport to be complete. For more information, please see our restated certificate of incorporation, as amended (our “certificate of incorporation”), our by-laws, as amended and restated (our “by-laws”), each of which are incorporated by reference as an exhibit to our annual report on Form 10-K of which this Exhibit is a part, and the applicable provisions of Delaware General Corporation Law.
Under our certificate of incorporation, we are authorized to issue up to 11,200,000,000 shares of our common stock, par value $0.25 per share.
The holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareowners and on which the holders of shares of our common stock are entitled to vote. Each share of our common stock outstanding is entitled to participate equally in any distribution of net assets made to the shareowners in the liquidation, dissolution or winding up of our Company and is entitled to participate equally in dividends as and when declared by our board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock. All shares of our common stock have equal rights and preferences. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of holders of shares of any series of our preferred stock that we may designate and issue in the future.

Our authorized shares of common stock are available for issuance without further action by our shareowners, unless such action is required by applicable law or the rules of the stock exchange or automated quotation system on which our securities may be listed or trade. If the approval of our shareowners is not required for the issuance of shares of our common stock, our board of directors may determine to issue shares without seeking shareowners’ approval.
Certain Anti-takeover Matters
Our certificate of incorporation and by-laws contain provisions that may make it more difficult for a potential acquirer to acquire us by means of a transaction that is not negotiated with our board of directors. These provisions and the General Corporation Law of the State of Delaware, or the “DGCL,” could delay or prevent entirely a merger or acquisition that our shareowners consider favorable. These provisions may also discourage acquisition proposals or have the effect of delaying or preventing entirely a change in control, which could harm our stock price. Our board of directors is not aware of any current effort to accumulate shares of our common stock or to otherwise obtain control of our Company and does not currently contemplate adopting or recommending the approval of any other action that might have the effect of delaying, deterring or preventing a change in control of our Company.
Following is a description of the anti-takeover effects of certain provisions of our certificate of incorporation and by-laws.
No cumulative voting. The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless its certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.
Calling of special meetings of shareowners. Our by-laws provide that special meetings of our shareowners may be called only by or at the direction of our board of directors, the chairman of our board of directors; our chief executive officer; or, if appropriately requested by a person (or group of persons) beneficially owning at least a twenty-five percent (25%) “net long position” of the Company’s outstanding shares of common stock, by our secretary.
Advance notice requirements for shareowner proposals and director nominations. Our by-laws provide that shareowners seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareowners or a shareowner requested special meeting of shareowners must provide timely notice of their proposal in writing to our corporate secretary. In the absence of quorum or for any other reason, the chairman of a meeting may adjourn the meeting (including to address technical failure). In no event shall the public announcement of an adjournment, recess or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice.

Our by-laws specify requirements as to the form and content of a shareowner’s notice, including, but not limited to, evidence of beneficial ownership and information that must be disclosed in solicitations of proxies for election contests. These provisions may impede shareowners’ ability to bring matters before an annual meeting of shareowners or a shareowner-requested special meeting of shareowners and to make nominations for directors.
Generally, to be timely, a shareowner’s notice of business regarding an annual meeting of shareowners must be received at our principal executive offices not earlier than 150 days and not later than 120 days prior to the first anniversary of the previous year’s annual meeting. Timely notice of director nominations at special meetings generally is required not earlier than 120 days and not later than 90 days prior to the special meeting.
Limitations on liability and indemnification of officers and directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty in such capacity, except for liability:
•for any breach of the director’s duty of loyalty to us or our shareowners;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or
•for any transaction from which the director derived any improper personal benefit.
Our certificate of incorporation further provides, that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. We are also expressly authorized to carry directors’ and officers’ insurance for the benefit of our directors, officers, employees and agents. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability and indemnification provisions in our certificate of incorporation and by-laws may discourage our shareowners from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareowners. In addition, the shareowner’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Board authority to amend by-laws. Under our by-laws, our board of directors has the authority to adopt, amend or repeal our by-laws without the approval of our shareowners. However, the holders of common stock will also have the right to initiate on their own, with the affirmative vote of a majority of the shares outstanding and without the approval of our board of directors, proposals to adopt, amend or repeal our by-laws.
General Corporation Law of the State of Delaware. We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:
•prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.
Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage any entity interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in such entity becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions involving our Company that our shareowners may otherwise deem to be in their best interests.

Listing
Our common stock is listed and traded on the New York Stock Exchange under the symbol “KO.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its address is P.O. Box 505005, Louisville, KY 40233 and its telephone number is (888) 265-3747.
Description of Notes
Set forth below is a summary description of the material terms and provisions of our notes (as defined below), which does not purport to be complete. It is subject to and qualified in its entirety by reference to the senior indenture, dated April 26, 1988, as amended (the “senior indenture”), between us and Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company, as trustee (the “trustee”), as amended by the First Supplemental Indenture, dated as of February 24, 1992 (the “First Supplemental Indenture”), between us and the trustee, and the Second Supplemental Indenture, dated as of November 1, 2007 (the “Second Supplemental Indenture” and, together with the senior indenture and the First Supplemental Indenture, the “indenture”), between us and the trustee, which are incorporated by reference as exhibits to the annual report on Form 10-K of which this Exhibit is a part.
Definitions of certain terms are set forth under “Certain Definitions” and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the indenture, and those definitions are incorporated herein by reference. We encourage you to read the above referenced indenture for additional information.
As of the date of our annual report on Form 10-K of which this Exhibit is a part, we have the following classes of debt securities registered under Section 12 of the Exchange Act: (1) our 1.875% Notes due 2026 (the “1.875% 2026 notes”), (2) our 0.750% Notes due 2026 (the “0.750% 2026 notes”), (3) our 1.125% Notes due 2027 (the “2027 notes”), (4) our 0.125% Notes due 2029 (the “KO29A 2029 notes”), (5) our 0.125% Notes due 2029 (the “KO29B 2029 notes”), (6) our 0.400% Notes due 2030 (the “2030 notes”), (7) our 1.250% Notes due 2031 (the “2031 notes”), (8) our 3.125% Notes due 2032 (the “2032 notes”), (9) our 0.500% Notes due 2033 (the “0.500% 2033 notes”), (10) our 0.375% Notes due 2033 (the “0.375% 2033 notes”), (11) our 1.625% Notes due 2035 (the “2035 notes”), (12) our 0.950% Notes due 2036 (the “0.950% 2036 notes”), (13) our 1.100% Notes due 2036 (the “1.100% 2036 notes”), (14) our 3.375% Notes due 2037 (the “2037 notes”), (15) our 0.800% Notes due 2040 (the “2040 notes”), (16) our 1.000% Notes due 2041 (the “2041 notes”), (17) our 3.500% Notes due 2044 (the “2044 notes”) and (18) our 3.750% Notes due 2053 (the “2053 notes” and, together with the 1.875% 2026 notes, the 0.750% 2026 notes, the 2027 notes, the KO29A 2029 notes, the KO29B 2029 notes, the 2030 notes, the

2031 notes, the 2032 notes, the 0.500% 2033 notes, the 0.375% 2033 notes, the 2035 notes, the 0.950% 2036 notes, the 1.100% 2036 notes, the 2037 notes, the 2040 notes, the 2041 notes and the 2044 notes, the “notes”).
General
The notes:
•are our senior debt, ranking equally with all our other present and future unsecured and unsubordinated indebtedness;
•were issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof;
•will be repaid at par at maturity;
•are redeemable by us at any time prior to maturity as described below under “Optional Redemption”; and
•are not subject to any sinking fund.
The 1.875% 2026 notes:
•were issued in September 2014 in an aggregate initial principal amount of €1,200,000,000, of which €856,988,000 was outstanding as of December 31, 2024;
•will mature on September 22, 2026; and
•bear interest at a rate of 1.875% per annum.
The 0.750% 2026 notes:
•were issued in March 2019 in an aggregate initial principal amount of €1,000,000,000, of which €412,925,000 was outstanding as of December 31, 2024;
•will mature on September 22, 2026; and
•bear interest at a rate of 0.750% per annum.

The 2027 notes:
•were issued in March 2015 in an aggregate initial principal amount of €1,500,000,000, of which the same amount was outstanding as of December 31, 2024;
•will mature on March 9, 2027; and
•bear interest at a rate of 1.125% per annum.
The KO29A 2029 notes:
•were issued in September 2020 in an aggregate initial principal amount of €1,000,000,000, of which the same amount was outstanding as of December 31, 2024;
•will mature on March 15, 2029; and
•bear interest at a rate of 0.125% per annum.
The KO29B 2029 notes:
•were issued in March 2021 in an aggregate initial principal amount of €700,000,000, of which the same amount was outstanding as of December 31, 2024;
•will mature on March 9, 2029; and
•bear interest at a rate of 0.125% per annum.
The 2030 notes:
•were issued in May 2021 in an aggregate initial principal amount of €500,000,000, with an additional issuance in May 2021 in an aggregate principal amount of €150,000,000;
•an aggregate principal amount of €650,000,000 was outstanding as of December 31, 2024;
•will mature on May 6, 2030; and
•bear interest at a rate of 0.400% per annum.
The 2031 notes:
•were issued in March 2019 in an aggregate initial principal amount of €750,000,000, of which the same amount was outstanding as of December 31, 2024;

•will mature on March 8, 2031; and
•bear interest at a rate of 1.250% per annum.
The 2032 notes:
•were issued in May 2024 in an aggregate initial principal amount of €500,000,000, of which the same amount was outstanding as of December 31, 2024;
•will mature on May 14, 2032; and
•bear interest at a rate of 3.125% per annum.
The 0.500% 2033 notes:
•were issued in March 2021 in an aggregate initial principal amount of €650,000,000, of which the same amount was outstanding as of December 31, 2024;
•will mature on March 9, 2033; and
•bear interest at a rate of 0.500% per annum.
The 0.375% 2033 notes:
•were issued in September 2020 in an aggregate initial principal amount of €750,000,000, of which the same amount was outstanding as of December 31, 2024;
•will mature on March 15, 2033; and
•bear interest at a rate of 0.375% per annum.
The 2035 notes:
•were issued in March 2015 in an aggregate initial principal amount of €1,500,000,000, of which the same amount was outstanding as of December 31, 2024;
•will mature on March 9, 2035; and
•bear interest at a rate of 1.625% per annum.
The 0.950% 2036 notes:
•were issued in May 2021 in an aggregate initial principal amount of €500,000,000, of which the same amount was outstanding as of December 31, 2024;

•will mature on May 6, 2036; and
•bear interest at a rate of 0.950% per annum.
The 1.100% 2036 notes:
•were issued in September 2016 in an aggregate initial principal amount of €500,000,000, of which the same amount was outstanding as of December 31, 2024;
•will mature on September 2, 2036; and
•bear interest at a rate of 1.100% per annum.
The 2037 notes:
•were issued in August 2024 in an aggregate initial principal amount of €500,000,000, of which the same amount was outstanding as of December 31, 2024;
•will mature on August 15, 2037; and
•bear interest at a rate of 3.375% per annum.
The 2040 notes:
•were issued in September 2020 in an aggregate initial principal amount of €850,000,000, of which the same amount was outstanding as of December 31, 2024;
•will mature on March 15, 2040; and
•bear interest at a rate of 0.800% per annum.
The 2041 notes:
•were issued in March 2021 in an aggregate initial principal amount of €650,000,000, of which the same amount was outstanding as of December 31, 2024;
•will mature on March 9, 2041; and
•bear interest at a rate of 1.000% per annum.
The 2044 notes:
•were issued in May 2024 in an aggregate initial principal amount of €500,000,000, of which the same amount was outstanding as of December 31, 2024;

•will mature on May 14, 2044; and
•bear interest at a rate of 3.500% per annum.
The 2053 notes:
•were issued in August 2024 in an aggregate initial principal amount of €500,000,000, of which the same amount was outstanding as of December 31, 2024;
•will mature on August 15, 2053; and
•bear interest at a rate of 3.750% per annum.
The notes are senior debt securities issued under our indenture, which is subject to the provisions of the Trust Indenture Act of 1939, as amended.
We issued the notes in fully registered form only. We may issue definitive notes in the limited circumstances.
    The indenture and the notes do not limit the amount of unsecured indebtedness that may be incurred or the amount of securities that may be issued by us. We may issue debt securities under the indenture in one or more series, each with different terms, up to the aggregate principal amount which we may authorize from time to time. We also have the right to “re-open” a previous issue of a series of notes by issuing additional debt securities of such series.
Issuance in Euro
Initial holders are required to pay for the notes in euro, and all payments of interest and principal, including payments made upon any redemption of the notes, are payable in euro. If, on or after the date of the applicable prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union (the “Member States”) that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount otherwise payable by us on any date in euro would be converted into U.S. dollars (i) with respect to the 1.875% 2026 notes, 2027 notes, 2035 notes and 1.100% 2036 notes, at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second business day prior to the relevant payment date, as reported by Bloomberg and (ii)

with respect to all other series of notes, at a rate determined by us in good faith. If applicable laws or regulations of the Member States (including official pronouncements applying those laws or regulations) mandated, in our good faith determination, the use of a specific exchange rate for these purposes, we would apply the exchange rate so mandated. Any payment in respect of the notes so made in U.S. dollars will not constitute an Event of Default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.
Interest on the 1.875% 2026 Notes
Interest on the 1.875% 2026 notes accrued from and including September 22, 2014. We make interest payments on the notes annually on September 22 of each year, with the first interest payment made on September 22, 2015. We make interest payments to the person in whose name the notes are registered at the close of business on the business day immediately preceding the interest payment date.
Interest on the 2027 Notes and 2035 Notes
Interest on the 2027 notes and 2035 notes accrued from and including March 9, 2015. We make interest payments on the notes annually on March 9 of each year, with the first interest payment made on March 9, 2016. We make interest payments to the person in whose name the notes are registered at the close of business on the business day immediately preceding the interest payment date.
Interest on the 1.100% 2036 Notes
Interest on the 1.100% 2036 notes accrued from and including September 2, 2016. We make interest payments on the notes annually on September 2 of each year, with the first interest payment made on September 2, 2017. We make interest payments to the person in whose name the notes are registered at the close of business on the business day immediately preceding the interest payment date.
Interest on the 2024 Notes
Interest on the 2024 notes accrued from and including March 9, 2017. We make interest payments on the 2024 notes annually on March 8 of each year, with the first interest payment made on March 8, 2018. We make interest payments to the person in whose name the notes are registered at the close of business on the business day immediately preceding the interest payment date.
Interest on the 0.750% 2026 Notes and 2031 Notes
Interest on the 0.750% 2026 notes and 2031 notes accrued from and including March 8, 2019. We make interest payments on the 0.750% 2026 notes annually on September 22 of each year, with the first interest payment made on September 22, 2019. We make interest payments on the 2031 notes annually on March 8 of each year, with the first interest payment made on March 8, 2020. We make interest payments to the person in whose name the notes are registered at the close of business on the business day immediately preceding the interest payment date.
Interest on the KO29A 2029 Notes, 0.375% 2033 Notes and 2040 Notes
Interest on the KO29A 2029 notes, 0.375% 2033 notes and 2040 notes accrued from and including September 18, 2020. We make interest payments on the notes annually on March 15 of each year, with the first interest payment to be made on March 15, 2021. We make interest payments to the person in whose name the notes are registered at the close of business on the business day immediately preceding the interest payment date.
Interest on the KO29B 2029 Notes, 0.500% 2033 Notes and 2041 Notes
Interest on the KO29B 2029 notes, 0.500% 2033 notes and 2041 notes accrued from and including March 9, 2021. We make interest payments on the notes annually on March 9 of each year, with the first interest payment to be made on March 9, 2022. We make interest payments to the person in whose name the notes are registered at the close of business on the business day immediately preceding the interest payment date.
Interest on the 2030 Notes and 0.950% 2036 Notes
Interest on the 2030 notes and 0.950% 2036 notes accrued from and including May 6, 2021. We make interest payments on the notes annually on May 6 of each year, with the first interest payment to be made on May 6, 2022. We make interest payments to the person in whose name the notes are registered at the close of business on the business day immediately preceding the interest payment date.
Interest on the 2032 Notes and 2044 Notes
Interest on the 2032 notes and 2044 notes accrued from and including May 14, 2024. We make interest payments on the notes annually on May 14 of each year, with the first interest payment to be made on May 14, 2025. We make interest payments to the person in whose name the notes are registered at the close of business on the business day immediately preceding the interest payment date.
Interest on the 2037 Notes and 2053 Notes
Interest on the 2037 notes and 2053 notes accrued from and including August 15, 2024. We make interest payments on the notes annually on August 15 of each year, with the first interest payment to be made on August 15, 2025. We make interest payments to the person in whose name the notes are registered at the close of business on the business day immediately preceding the interest payment date.
If any interest payment date is not a business day, payment of interest is made on the next day that is a business day and no interest accrues as a result of such delayed payment on amounts payable from and after such interest payment date to the next succeeding business day. For the purposes of the notes, “business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or London and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or any successor thereto, operates. Interest on the notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or from (i) September 22, 2014, if no interest has been paid on the 1.875% 2026 notes, (ii) March 9, 2015, if no interest has been paid on the 2027 notes or 2035 notes, (iii) September 2, 2016, if no interest has been paid on the 1.100% 2036 notes, (iv) March 9, 2017, if no interest has been paid on the 2024 notes, (v) March 8, 2019, if no interest has been paid on the 0.750% 2026 notes and 2031 notes, (vi) September 18, 2020, if no interest has been paid on the KO29A 2029 notes, 0.375% 2033 notes and 2040 notes, (vii) March 9, 2021, if no interest has been paid on the KO29B 2029 notes, 0.500% 2033 notes and 2041 notes, (viii) May 6, 2021, if no interest has been paid on the 2030 notes and 0.950% 2036 notes, (ix) May 14, 2024, if no interest has been paid on the 2032 notes and 2044 notes or (x) August 15, 2024 if no interest has been paid on the 2037 notes and 2053 notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.
Optional Redemption
Meaning of terms
We may redeem any series of the fixed rate notes at our option as described below. See “Our redemption rights.” The following terms are relevant to the determination of the redemption prices of the notes:
When we use the term “comparable government bond rate,” we mean the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the comparable government bond (as defined below) on the basis of the middle market price of the comparable government bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

“comparable government bond” means, in relation to any comparable government bond rate calculation, at the discretion of an independent investment bank selected by us, (i) the 1.500% German Bundesobligationen due May 15, 2024, in the case of the 1.875% 2026 notes, (ii) the 0.00% German Bundesobligationen due August 15, 2026, in the case of the 0.750% 2026 notes, (iii) the 0.500% German Bundesobligationen due February 15, 2025, in the case of the 2027 notes, (iv) the 0.250% German Bundesobligationen due February 15, 2029, in the case of the KO29A 2029 notes, (v) the 0.250% German Bundesobligationen due February 15, 2029, in the case of the KO29B 2029 notes, (vi) the 0.000% German Bundesobligationen due February 15, 2030, in the case of the 2030 notes, (vii) the 0.250% German Bundesobligationen due February 15, 2029, in the case of the 2031 notes, (viii) the 0.000% German Bundesobligationen due February 15, 2031, in the case of the 0.500% 2033 notes, (ix) the 0.000% German Bundesobligationen due August 15, 2030, in the case of the 0.375% 2033 notes, (x) the 4.750% German Bundesobligationen due July 4, 2034, in the case of the 2035 notes, (xi) the 0.000% German Bundesobligationen due May 15, 2035, in the case of the 0.950% 2036 notes, (xii) the 4.750% German Bundesobligationen due July 4, 2034, in the case of the 1.100% 2036 notes, (xiii) the 4.250% German Bundesobligationen due July 4, 2039, in the case of the 2040 notes, (xiv) the 4.750% German Bundesobligationen due July 4, 2040, in the case of the 2041 notes and (xv) a German federal government bond whose maturity is closest to the maturity of the series of notes to be redeemed (assuming that such series of notes to be redeemed matured on the applicable par call date), in the case of the 2032 notes, 2037 notes, 2044 notes and 2053 notes, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German Bundesobligationen or federal government bond, as applicable, as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the comparable government bond rate.
When we use the term “remaining scheduled payments,” we mean, with respect to any note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.
Our redemption rights
We may redeem any series of the fixed rate notes at our option and at any time, either as a whole or in part. If we elect to redeem a series of notes, we will pay a redemption price equal to the greater of:
•100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest; and

•the sum of the present values of the remaining scheduled payments, plus accrued and unpaid interest (excluding any portion of such payments of interest accrued as of the date of redemption).
In determining the present value of the remaining scheduled payments, we will discount such payments to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable comparable government bond rate, plus (i) 15 basis points on the 1.875% 2026 notes, (ii) 15 basis points on the 0.750% 2026 notes, (iii) 15 basis points on the 2027 notes, (iv) 15 basis points on the KO29A 2029 notes, (v) 15 basis points on the KO29B 2029 notes, (vi) 15 basis points on the 2030 notes, (vii) 20 basis points on the 2031 notes, (viii) 15 basis points on the 2032 notes, (ix) 15 basis points on the 0.500% 2033 notes, (x) 15 basis points on the 0.375% 2033 notes, (xi) 89.8 basis points on the 2035 notes, (xii) 15 basis points on the 0.950% 2036 notes, (xiii) 15 basis points on the 1.100% 2036 notes, (xiv) 20 basis points on the 2037 notes, (xv) 20 basis points on the 2040 notes, (xvi) 20 basis points on the 2041 notes, (xvii) 15 basis points on the 2044 notes and (xviii) 20 basis points on the 2053 notes. A partial redemption of notes may be effected by such method as the paying agent shall deem fair and appropriate in accordance with Clearstream/Euroclear’s applicable procedures and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for such notes or any integral multiple of €1,000 in excess thereof) of the principal amount of such notes of a denomination larger than the minimum authorized denomination for such notes.
On or after (i) December 9, 2026, with respect to the 2027 notes, (ii) February 14, 2032, with respect to the 2032 notes, (iii) December 9, 2034, with respect to the 2035 notes, (iv) May 15, 2037, with respect to the 2037 notes, (v) November 14, 2043, with respect to the 2044 notes and (vi) February 15, 2053, with respect to the 2053 notes (three or six months, as applicable, prior to the maturity date of the applicable series of notes), we may redeem in whole or in part the applicable series of notes, at any time or from time to time, at our option, at a redemption price equal to 100% of the principal amount of the applicable series of notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.
With respect to the KO29A 2029 notes, KO29B 2029 notes, 2030 notes, 0.500% 2033 notes, 0.375% 2033 notes, 0.950% 2036 notes, 2040 notes and 2041 notes, notice of any redemption will be mailed at least 15 days but not more than 30 days before the redemption date to each holder of notes to be redeemed. With respect to the 2032 notes, 2037 notes, 2044 notes and 2053 notes, notice of any redemption will be mailed or otherwise transmitted in accordance with the applicable procedures of Clearstream and Euroclear to the holders of the notes not less than 10 days and not more than 60 days before the redemption date of the notes being redeemed. With respect to all other series of notes, notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption. With respect to the 2032 notes, 2037 notes, 2044 notes and 2053 notes, partial redemption of the applicable series of notes may be effected pursuant to applicable procedures of the depositary or the paying agent, and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for such notes or any integral multiple of €1,000 in excess thereof) of the principal amount of such notes of a denomination larger than the minimum authorized denomination for such notes.
Neither the trustee nor the paying agent shall be responsible for the calculation of the redemption price.
Payment of Additional Amounts
We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by us of the principal of and interest on the notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
(1)    to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
(a)    being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
(b)    having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;
(c)    being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)    being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or
(e)    being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and
with respect to the 0.750% 2026 notes, KO29A 2029 notes, KO29B 2029 notes, 2030 notes, 2031 notes, 2032 notes, 0.500% 2033 notes, 0.375% 2033 notes, 0.950% 2036 notes, 2037 notes, 2040 notes, 2041 notes, 2044 notes and 2053 notes,
(f)    being a controlled foreign corporation within the meaning of Section 957(a) of the Code related within the meaning of Code Section 864(d)(4) to the Company; or
(g)    being subject to income tax withholding or backup withholding as of the date of the purchase by the holder or beneficial owner of the notes;
(2)    to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment; or
(3)    to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge; and
with respect to the 0.750% 2026 notes, KO29A 2029 notes, KO29B 2029 notes, 2030 notes, 2031 notes, 2032 notes, 0.500% 2033 notes, 0.375% 2033 notes, 0.950% 2036 notes, 2037 notes, 2040 notes, 2041 notes, 2044 notes and 2053 notes,
(4)    to any tax, duty, levy, assessment or other governmental charge which would not have been imposed but for the presentation of the note or evidence of beneficial ownership thereof (where presentation is required) for payment on a date more than 30 days after the date on which such payment becomes due and payable or the date on which payment is duly provided for, whichever occurs later;
(5)    to any inheritance, gift, estate, personal property, sales, transfer or similar tax, duty levy, assessment, or similar governmental charge;
(6)    to any tax, duty, levy, assessment, or other governmental charge that is payable otherwise than by withholding from payments in respect of the notes;
(7)    to any tax, duty, levy, assessment or governmental charge that would not have been imposed but for an election by the holder or beneficial owner of the notes, the effect of which is to make one or more payments in respect of the notes subject to United States federal income tax, state or local tax, or any other tax, duty, levy, assessment or other governmental charge;
(8)    to any tax, duty, levy, assessment or governmental charge imposed under any of Sections 1471 through 1474 of the Code, any applicable United States Treasury Regulations promulgated thereunder, or any judicial or administrative interpretation of any of the foregoing; or

(9)    to any combination of items (1), (2), (3), (4), (5), (6), (7), or (8) above.
The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
If we are required to pay additional amounts with respect to the notes, we will notify the trustee and paying agent pursuant to an officers’ certificate that specifies the additional amounts payable and when the additional amounts are payable. If the trustee and the paying agent do not receive such an officers’ certificate from us, the trustee and paying agent may rely on the absence of such an officers’ certificate in assuming that no such additional amounts are payable.
As used under this heading “Payment of Additional Amounts” and under the heading “Redemption for Tax Reasons,” the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

With respect to the 1.875% 2026 notes, 2027 notes, 2035 notes and 1.100% 2036 notes, we have undertaken that, to the extent permitted by law, we will maintain a paying agent that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of the applicable prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described under the heading “Payment of Additional Amounts” with respect to the notes, then we may at any time at our option redeem, in whole, but not in part, any series of notes on not less than (i) 15 nor more than 30 days’ prior notice with respect to the KO29A 2029 notes, KO29B 2029 notes, 2030 notes, 2032 notes, 0.500% 2033 notes, 0.375% 2033 notes, 0.950% 2036 notes, 2037 notes, 2040 notes, 2041 notes, 2044 notes and 2053 notes and (ii) 30 nor more than 60 days’ prior notice with respect to all other series of notes, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the notes to, but not including, the date fixed for redemption.
Further Issues
We may from time to time, without notice to or the consent of the holders of the notes, create and issue further notes ranking equally with and having the same terms and conditions as the notes in all respects (other than the issue date, the price to the public, the payment of interest accruing prior to the issue date of such further notes and, in some cases, the first payment of interest following the issue date of such further notes). Such further notes may be consolidated and form a single series with the previously issued notes and have the same terms as to status, redemption or otherwise as the notes.
Any further notes that are not fungible for U.S. federal income tax purposes with the originally issued notes will be issued under separate ISIN and CUSIP numbers.
Restrictive Covenants
The lien and sale and leaseback provisions described in the indenture are not applicable to any series of notes.
Consolidation, Merger and Sale

The indenture generally provides that we may consolidate with or merge into any other corporation, or transfer or lease our properties and assets as an entirety or substantially as an entirety to any other corporation, if the corporation formed by or resulting from any such consolidation, into which we are merged or which shall have acquired or leased such properties and assets, shall, pursuant to a supplemental indenture, assume payment of the principal of (and premium, if any) and interest, if any, on the applicable series of notes and the performance and observance of the covenants of the indenture.
If upon (1) any consolidation or merger of us, or of us and any Subsidiary, with or into any other corporation or corporations, or upon the merger of another corporation into us, or (2) successive consolidations or mergers to which we or our successors shall be a party or parties, or (3) upon any sale or conveyance of our property, or the property of us and any Subsidiary, as an entirety or substantially as an entirety, any Principal Property or any shares of stock or Debt of any Restricted Subsidiary would then become subject to any mortgage, we will cause the notes, and at our option any other indebtedness of or guarantees by us or such Restricted Subsidiary ranking equally with the notes, to be secured equally and ratably with (or, at our option, prior to) any Debt secured thereby, unless such Debt could have been incurred without us being required to secure the applicable series of notes equally or ratably with (or prior to) such debt.
Event of Default
“Event of Default,” when used in the indenture with respect to any series of notes, means any of the following events:
•default for 30 days in payment of any interest on such series;
•default in payment of any principal of or premium, if any, on such series;
•default in payment of any sinking fund installment for such series;
•default for 90 days after written notice in performance of any other covenant in the indenture (other than a covenant or agreement included in the indenture solely for the benefit of holders of any series of notes other than the applicable series);
•certain events of bankruptcy, insolvency or reorganization; or
•any other Event of Default provided with respect to that series.
The indenture requires us to deliver annually to the trustee an officers’ certificate, in which certain of our officers certify whether or not they have knowledge of any default in our performance of the covenants described.

If an Event of Default shall occur and be continuing with respect to any series of notes, the trustee or the holders of not less than 25% in aggregate principal amount of such series of notes then outstanding may declare the principal (or, if such series of notes are Original Issue Discount Securities, such portion of the principal amount as may be specified in the applicable prospectus supplement for such series) of all the notes of such series and the interest accrued thereon to be due and payable. The holders of not less than a majority in aggregate principal amount of the outstanding notes of such series (or, in the case of certain Events of Default pertaining to all outstanding notes, with the consent of holders of a majority in aggregate principal amount of all the notes then outstanding acting as one class) may waive any Event of Default with respect to a particular series of notes, except an Event of Default in the payment of principal of or any premium or interest on any notes of such series or in respect of a covenant or provision of the indenture which, under the terms thereof, cannot be modified or amended without the consent of the holders of each outstanding note of such series. See “Modifications of the Indenture” below.
Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee is under no obligation to exercise any of the rights or powers under the indenture at the request, order or direction of any of the holders of any series of notes, unless such securityholders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by such exercise. Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indenture, the holders of a majority in aggregate principal amount of all notes of such series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series of notes.
For the purposes of determining whether the holders of the requisite principal amount of the applicable series of notes have taken any action as herein described, the principal amount of such series of notes shall be deemed to be that amount of U.S. dollars that could be obtained for such principal amount on the basis of the spot rate of exchange of euros into U.S. dollars (as determined by us or an authorized exchange rate agent and evidenced to the trustee) as of the date the taking of such action by the holders of such requisite principal amount is evidenced to the trustee as provided in the indenture.
Modifications of the Indenture
We and the trustee may modify and amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount then outstanding of any series of notes affected by such modification or amendment. However, we may not, without the consent of the holders of each note of such series so affected:
•extend the fixed maturity of such series of notes;

•reduce the principal amount of such series of notes;
•reduce the rate or extend the time of payment of interest on such series of notes;
•impair or affect the right of any securityholder to institute suit for payment of principal or interest or change the coin or currency in which the principal of or interest on such series of notes is payable; or
•reduce the percentage of aggregate principal amount of such series of notes from whom consent is required to modify the indenture.
We and the trustee may modify and amend the indenture without the consent of any holders of a series of notes to:
•provide for security for the series of notes;
•evidence the assumption of our obligations under the indenture by a successor;
•add covenants that would benefit holders of any notes;
•cure any ambiguity, omission, defect or inconsistency;
•change or eliminate any of the provisions of the indenture so long as such change or elimination becomes effective only when there are no securities created prior to the execution of the supplemental indenture then outstanding which are entitled to the benefit of such provision;
•provide for a successor trustee; or
•make such provisions as may be necessary or advisable in order to comply with the withholding provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.
Defeasance of the Indenture and Securities
The indenture provides that we will be deemed to have paid and discharged the entire indebtedness on any series of notes, and our obligations under the indenture with respect to any such series of notes (other than certain specified obligations, such as the obligations to maintain a security register pertaining to transfer of the notes, to maintain a paying agency office, and to replace stolen, lost or destroyed notes) will cease to be in effect, from and after the date that we deposit with the trustee, in trust:
•money in euros, which is the currency in which the notes are denominated;

•U.S. Government Obligations, in the case of obligations issued or guaranteed by the Member States, which through the payment of interest and principal in accordance with their terms will provide money in euros; or
•a combination thereof,
which is sufficient to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity on or the redemption date of, such series of notes. In the event of any such defeasance, holders of such notes would be able to look only to such trust fund for payment of principal (and premium, if any) and interest, if any, on their notes until maturity.
Such defeasance may be treated as a taxable exchange of the related notes for an issue of obligations of the trust or a direct interest in the money, U.S. Government Obligations or other obligations held in the trust. In that case, holders of such notes may recognize gain or loss as if the trust obligations or the money, U.S. Government Obligations or other obligations deposited, as the case may be, had actually been received by them in exchange for their notes. Such holders thereafter might be required to include in income a different amount than would be includable in the absence of defeasance. We encourage prospective investors to consult with their own tax advisors as to the specific consequences of defeasance.
The defeasance provisions described above are not applicable to the 1.875% 2026 notes, 2027 notes, 2035 notes, KO29A 2029 notes, KO29B 2029 notes, 2030 notes, 2032 notes, 0.500% 2033 notes, 0.375% 2033 notes, 0.950% 2036 notes, 2037 notes, 2040 notes, 2041 notes, 2044 notes and 2053 notes, but are applicable to all other series of notes. The defeasance provisions described in Section 12.01(a) of the indenture are applicable to the 0.750% 2026 notes, 2031 notes and 1.100% 2036 notes. With respect to the 1.100% 2036 notes, 0.750% 2026 notes and 2031 notes, any funds or securities deposited pursuant to the defeasance provisions described above or Section 12.01(a) of the indenture may be euros or obligations issued or guaranteed by the German government.
Certain Definitions
As used in the indenture, the following definitions apply:
“Principal Property” means our manufacturing plants or facilities or those of a Restricted Subsidiary located within the United States of America (other than its territories and possessions) or Puerto Rico, except any such manufacturing plant or facility which our board of directors by resolution reasonably determines not to be of material importance to the total business conducted by us and our Restricted Subsidiaries.
“Restricted Subsidiary” means any Subsidiary (1) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the United States of America

(other than its territories and possessions) or Puerto Rico and (2) which owns or is the lessee of any Principal Property, but does not include any Subsidiary primarily engaged in financing activities, primarily engaged in the leasing of real property to persons other than us and our Subsidiaries, or which is characterized by us as a temporary investment. The terms “Restricted Subsidiary” does not include Coca-Cola Financial Corporation, The Coca-Cola Trading Company LLC, 55th & 5th Avenue Corporation, Bottling Investments Corporation or ACCBC Holding Company, and their respective Subsidiaries.
“Subsidiary” means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by us or one or more other Subsidiaries, or by us and one or more other Subsidiaries.
“Voting Stock” means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of said corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
Notices
Notices to holders of the notes are sent by mail to the registered holders, or otherwise in accordance with the procedures of the applicable depositary.
Governing Law
New York law governs the indenture and the notes, without regard to its conflicts of law principles that would result in the application of any law other than New York law.